Exhibit 99.1

Behringer Harvard Acquires Land for
Luxury Multifamily Development in Houston

Construction of 231-Unit Community Under Way

DALLAS, October 3, 2012 — Behringer Harvard announced today its acquisition of a multifamily development site of more than 2.5 acres in the West University submarket of Houston’s Inner Loop, an exclusive area surrounded by some of the city’s most prominent employment centers, retail amenities and recreational destinations.

“This project involves a prime infill location in a desirable area with high barriers to entry, especially for apartment construction,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We expect this development to attract business professionals who appreciate an extensive list of amenities and luxurious urban lifestyles.”

Trammell Crow Residential, a Dallas-based real estate firm that partnered with Behringer Harvard on this acquisition, will serve as developer of the property. “We are thrilled to be building again in Houston and furthering our long-standing partnership with Behringer Harvard,” said Mr. Scot Davis, Senior Managing Director at Trammell Crow Residential. An affiliate of Trammell Crow Residential will serve as the general contractor.

Development plans include the razing of existing 1970s-vintage housing at 3810 Law Street to make way for a new luxury multifamily community with 231 apartment homes called Allusion West University. The site offers proximity to prominent employment centers including Greenway Plaza, the Galleria, Texas Medical Center and Houston’s central business district. Approximately half a mile south of U.S. Highway 59, the property also provides convenient access to the most traveled traffic arteries in Houston, including Interstate 45, Interstate 10 and Loop 610.

The area around Allusion West University offers multiple options for shoppers. A selection of grocery stores and retail outlets are less than a mile away, and the upscale retail, fine dining and nightlife amenities of Highland Village and Rice Village are only minutes from the development. The Galleria, with more than 2 million square feet of retail space and hundreds of stores, is approximately two miles away.

The new community will comprise a four-story residential building constructed over a two-story parking garage. Averaging 877 square feet, the apartments will be built to condominium-quality specifications and offer up to two bedrooms and two baths. Units will feature granite countertops with tumbled-stone backsplashes, 42-inch hardwood cabinetry with under-cabinet lighting, kitchen islands, and stainless steel appliances including flat-top stoves and double-door refrigerators. Common-area amenities will include a cyber café, business center, state-of-the-art fitness center, resort-style pool and dog park.

The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 48 multifamily communities in 14 states comprising 13,013 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $6 billion and made investments into more than $11 billion in assets. For more information, contact our

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U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About Trammell Crow Residential

Dallas-based Trammell Crow Residential is one of America’s premier multifamily real estate firms, owning 16,000 apartment units nationwide with an additional 2,000 new units planned for construction this year. TCR is the only national full-service multifamily company that has been in business for more than three decades, and the firm has developed more than 225,000 multifamily units in most major markets across the country.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	David Nesmith
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	david_nesmith@richards.com
469.341.2312	214.891.2864

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